EXHIBIT  8.1

[SIDLEY AUSTIN BROWN & WOOD LETTERHEAD]

December 27, 2001

Madison Gas and Electric Company
133 South Blair Street
P.O. Box 1231
Madison, Wisconsin 53701-1231

MGE Energy, Inc.
133 South Blair Street
P.O. Box 1231
Madison, Wisconsin 53701-1231

Ladies and Gentlemen:

     We have acted as counsel to Madison Gas and Electric Company, a Wisconsin corporation (“MGE”) and MGE Energy, Inc., a Wisconsin corporation (“MGE Energy”) in connection with the Registration Statement on Form S-4 (including the proxy statement and prospectus included in the Registration Statement) filed by MGE and MGE Energy with the Securities and Exchange Commission on November 2, 2001 under the Securities Act of 1933, as amended (collectively, the “Registration Statement”), in connection with the Agreement and Plan of Share Exchange, dated as of October 31, 2001 (the “Plan of Exchange”), between MGE and MGE Energy.

     In rendering the opinion expressed below, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of MGE and/or MGE Energy and all such agreements, certificates of public officials, certificates of officers or other representatives of MGE and/or MGE Energy, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Restated Articles of Incorporation of MGE, as amended to the date hereof, (ii) the Articles of Incorporation of MGE Energy, (iii) the By-laws of MGE, as amended to the date hereof, (iv) the By-laws of MGE Energy, (v) copies of certain resolutions duly adopted by the Board of Directors of MGE and MGE Energy, (vi) the Registration Statement and (vii) the Plan of Exchange. In addition, we have relied upon on the accuracy of the factual representations and statements in the Registration Statement and Plan of Exchange.

SIDLEY AUSTIN BROWN & WOOD	CHICAGO

December 27, 2001

     Based upon and subject to the foregoing, we are of the opinion that, assuming that all events occur as contemplated in the Plan of Exchange and the Registration Statement, under the United States federal income tax laws in effect on the date hereof:

     (i)  no gain or loss will be recognized by the current holders of MGE common stock as a result of the proposed exchange of shares of MGE Energy common stock for MGE common stock pursuant to the Plan of Exchange (the “Share Exchange”);

     (ii)  the aggregate tax basis of the MGE Energy common stock received by the current holders of MGE common stock as a result of the Share Exchange will be the same as such holders’ present aggregate tax basis in the MGE common stock which they will surrender pursuant to the Share Exchange;

     (iii)  the holding period of the MGE Energy common stock received by the current holders of MGE common stock as a result of the Share Exchange will include the period during which such holders held the MGE common stock which they will surrender pursuant to the Share Exchange, provided that the shares of MGE common stock which they will surrender were held as a capital asset on the date of the Share Exchange;

     (iv)  no gain or loss will be recognized by MGE or MGE Energy as a result of the Share Exchange;

     (v)  the tax basis of the MGE common stock received by MGE Energy pursuant to the Share Exchange will be the same as MGE’s net asset tax basis immediately prior to the Share Exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups; and

     (vi)  the holding period of the MGE common stock received by MGE Energy as a result of the Share Exchange will include the period during which that stock was held by the shareholders of MGE.

     This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

     We express no opinion with respect to the effect of any laws other than the federal income tax laws of the United States of America.

SIDLEY AUSTIN BROWN & WOOD	CHICAGO

December 27, 2001

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD